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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE aCT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 1-13778
                                                                         -------

                        PHYSICIANS RESOURCE GROUP, INC.
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             (Exact name of registrant as specified in its charter)


               901 MAIN STREET, SUITE 6000, DALLAS, TEXAS 75202
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                 COMMON STOCK
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           (Title of each class of securities covered by this Form)

                                     None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [X]            Rule 12h-3(b)(1)(i)  [X]
               Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(ii) [ ]            Rule 12h-3(b)(2)(ii) [ ]
                                                   Rule 15d-6           [ ]

     Approximate number of holders of record as of the certification or notice
date:   0 /1/
       ---

     Pursuant to the requirements of the Securities Exchange Act of 1934, PHYSICIANS RESOURCE GROUP, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  November 16, 2001              By:  /s/ Michael W. Yeary
     ----------------------                -------------------------------
                                           Michael W. Yeary, President and
                                           Chief Restructuring Officer


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

SEC 2069 (3-99)       Potential persons who are to respond to the collection of
                      information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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1  Under the terms of the First Amended Joint Liquidating Plan (the "Plan") of
   Physicians Resource Group, Inc. (the "Company"), which was confirmed by the United States Bankruptcy Court for the Northern District of Texas on December 1, 2000, all equity interests in the Company were canceled and represent only the right of holders of equity interests in the Company at October 13, 2000 to receive distributions under the Plan, if any. Currently, the Company does not anticipate making any distributions to holders of equity interests.